May 12, 2014

Eagle Rock Announces Change in Executive Team

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) announced today that Jeff Wood, Senior Vice President and Chief Financial Officer, will resign effective May 30, 2014 to pursue other opportunities. Upon Mr. Wood’s departure, Eagle Rock intends to appoint as Chief Financial Officer, on an interim basis, Robert M. Haines, who currently serves as Vice President - Upstream Controller.
“Jeff has been an integral and valuable part of the management team for over five years,” said Joseph Mills, Chairman of the Board and Chief Executive Officer, “We appreciate his many contributions and wish him well in his future endeavors. We are pleased to be able to appoint Bob, on an interim basis, as the Chief Financial Officer. Bob brings over 30 years of experience in upstream accounting and finance and has a deep understanding of the Partnership’s upstream business, finances and internal accounting controls.”
Mr. Haines joined Eagle Rock in 2010 as Vice President - Upstream Controller. Prior to joining Eagle Rock, Mr. Haines served as the Chief Financial Officer of Beryl Oil & Gas, and in various finance and accounting positions with Pogo Producing Company, J.M. Huber Corporation and IP Petroleum, Inc.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contact:
Eagle Rock Energy Partners, L.P.
Investor Relations Department
281-408-1203